Exhibit 99.1

UNITED REFINING ENERGY CORP. COMMON STOCK AND WARRANTS TO COMMENCE TRADING SEPARATELY ON JANUARY 29, 2008

January 25, 2008—New York, NY – United Refining Energy Corp. (AMEX: URX.U) (the “Company”) announced today that Deutsche Bank Securities Inc. and Maxim Group LLC, the representatives of the underwriters of its initial public offering of units, which was consummated on December 17, 2007, have notified the Company that separate trading of the common stock and warrants included in the units may commence on January 29, 2008 and that trading in the units would continue, as well, under the symbol “URX.U.” The common stock and the warrants will be traded on the American Stock Exchange under the symbols “URX” and “URX.W”, respectively.

United Refining Energy Corp. is a newly organized blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, exchangeable share transaction, joint venture or other similar business combination with one or more operating businesses. The Company will focus on identifying a prospective target business in the energy industry, with a particular focus on businesses or assets involved in the refining of petroleum products, but will not be limited to pursuing acquisition opportunities only within that industry.

Company Contact:

James E. Murphy, Chief Financial Officer

823 Eleventh Avenue

New York, New York 10019

Telephone: (212) 956-5803